UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 24, 2020

Date of report (Date of earliest event reported)

Condor Hospitality Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)
1800 West Pasewalk Avenue, Suite 200
Norfolk, Nebraska	68701
(Address of Principal Executive Offices)	(Zip Code)

(301)  861-3305

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	CDOR	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Benjamin Wall resigned as a member of the Board of Directors and Audit Committee of Condor Hospitality Trust, Inc. (the “Company”) effective August 24, 2020.  Mr. Wall’s resignation was not due to any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices.

(d) Pursuant to the Investor Rights Agreement dated March 16, 2016 between the Company, SREP III Flight-Investco, L.P. (“SREP”) and StepStone Group Real Estate L.P., SREP designated Drew T. Iadanza as the replacement for Mr. Wall on the Board of Directors and Audit Committee.  The Board of Directors appointed Mr. Iadanza as a member of the Board of Directors and Audit Committee on August 24, 2020, effective upon Mr. Wall's resignation. Directors receive an annual retainer of $30,000, $5,000 of which is paid in common stock of the Company, and the balance in cash or common stock at the director’s election.  Each Audit Committee member, other than the chairman, receive a fee of $750 each quarter.  Additionally, directors receive $1,000 per meeting attended in person and $500 per telephonic meeting. From time to time, directors, as authorized representatives of the Board of Directors, engage in board duties outside of meetings, and receive fees for the performance of such additional board duties in an hourly or daily amount as set by the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Condor Hospitality Trust, Inc.

Date: August 28, 2020	By:	/s/ Arinn Cavey
	Name:	Arinn Cavey
	Title:	Chief Financial Officer and Chief Accounting Officer